Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Bonds        -   MHR.B
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER PROVIDES
2004 PRODUCTION GUIDANCE

Irving, Texas, September 30, 2003, Magnum Hunter Resources, Inc. (“Magnum Hunter”) announced today that it is filing with the Securities and Exchange Commission a Form 8-K providing production guidance for fiscal year 2004. In providing this estimated 2004 production forecast, the Company utilized approximate averages within a realm of various assumptions.

Magnum Hunter currently estimates that total daily production equivalents should average in a range of 205 — 235 MMcfe per day for calendar 2004. Annual production for 2004 should range from 74.8 Bcfe to 85.8 Bcfe. Oil production should average approximately 10,800 — 11,700 barrels per day for 2004. Natural gas production should average 140 — 165 MMcf per day for the year 2004.

The foregoing 2004 production estimates do not imply any further accuracy regarding production estimates than any other estimates within a realm of various assumptions, but are exhibited as arbitrary estimates within a vicinity of diverse assumptions.

#

Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752